PRESS RELEASE
For Immediate Distribution                 Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Announces 2011 Fourth Quarter and Full Year Financial Results

Denver, Colorado; February 15, 2012 - Intrepid Potash, Inc. (NYSE:IPI) announced 2011 fourth quarter and full year financial results today, with quarterly net income of $24.9 million and $0.33 of earnings per diluted share and annual net income of $109.4 million and $1.45 per diluted share. Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA1) for the fourth quarter of 2011 were $45.2 million. For the year, adjusted EBITDA was $211.9 million with a year-over-year improvement in cash operating costs of good sold.

“The tangible steps we are taking to increase our production, to lower per ton costs and to grow the company are being realized with each successive quarter. We are succeeding as an organization through our project execution, delivering on capital projects and working diligently to exceed our project performance expectations. Our fourth quarter results were strong which helped to round out an extremely profitable year and are a product of our successful investments in the business and our people. As we prepare to enter the spring application season, we are optimistic, based on favorable crop economics and planting intentions, that domestic demand for potash should be quite healthy and that we will continue to build upon the accomplishments of this past year,” said Bob Jornayvaz, Intrepid's Executive Chairman of the Board.

Mr. Jornayvaz continued, “in the fourth quarter, we achieved several important milestones in our long-term capital investment plan. We completed construction and started commissioning of the Dense Media Separation (“DMS”) component of our new langbeinite plant in Carlsbad, New Mexico, a technically complex project that is already demonstrating that it will significantly increase our production of Trio®. We also moved forward our granulation plans with significant progress made on the new granulation component of the langbeinite production plant and the completion of construction of our new compactor at our Wendover facility. The execution of these two large projects exhibits the core technical ability and competency we have developed to design, build, and complete complex capital projects that increase the value of our Company. Our confidence in the long-term fundamentals of the domestic potassium nutrient

1 Adjusted EBITDA is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

market remains unwavering and we will continue to invest in and efficiently execute on capital projects designed to increase production of incrementally lower cost tons while increasing our marketing flexibility.”

Fourth Quarter 2011 Highlights:

•	Capital investment in the fourth quarter of 2011 totaled approximately $38.1 million.

•
As of December 31, 2011, Intrepid had $176.8 million of cash, cash equivalents, and investments; no outstanding debt; and $250.0 million available under the company's unsecured revolving credit facility.

•
Average net realized sales price[2] for potash was $497 per ton ($548 per metric tonne) in the fourth quarter of 2011, compared to $386 per ton ($425 per metric tonne) in the fourth quarter of 2010 and $489 per ton ($539 per metric tonne) in the third quarter of 2011.

•
Average net realized sales price for Trio® was $287 per ton ($316 per metric tonne) in the fourth quarter of 2011. This compares to $222 per ton ($245 per metric tonne) in the fourth quarter of 2010 and $251 per ton ($277 per metric tonne) in the third quarter of 2011.

•	Potash sales in the fourth quarter of 2011 were 183,000 tons as compared to 216,000 tons in the same period of 2010.

•	Sales of langbeinite, which we market as Trio®, were 28,000 tons in the fourth quarter of 2011 compared to 27,000 tons in the same period a year ago.

•	Potash production in the fourth quarter of 2011 was 197,000 tons compared to 224,000 tons in the same period a year ago.

•	Langbeinite production was 31,000 tons in both the fourth quarter of 2011 and 2010.

•	Cash operating cost of goods sold, net of by-product credits[3], for potash was $194 per ton in the fourth quarter of 2011. This compares to $166 per ton in the fourth quarter of 2010.

•
Average gross margin in the fourth quarter of 2011 for the sale of potash was $230 per ton or 46 percent, compared to $169 per ton or 44 percent in the fourth quarter of 2010. Average gross margin for the sale of Trio® was $42 per ton or 15 percent compared to $38 per ton or 17 percent in the same period of 2010.

Mr. Jornayvaz stated further “despite the demand deferral that we saw in the fourth quarter, our sales team was able to capitalize on the available opportunities because of our strong customer relationships. Our capital investment plans remain ambitious and we are confident, based on our track record, that we will continue to efficiently execute on these projects and

2 Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.
3 Cash operating cost of goods sold, net of by-product credits, is an operating performance measure defined as total cost of goods sold excluding royalties, depreciation, depletion, and amortization.

thereby enhance our capacity to grow our production and to serve our customers. We firmly believe that, as spring moves closer, the farmer will not be asking if he should apply potash but how much to maximize his yield and take advantage of strong commodity prices and low grain inventories.”

Market Conditions

Crop prices for corn, soybeans, and other commodities remain favorable, providing farmers the opportunity to obtain significant margins and returns on their crop nutrient investments. Strong commodity prices are translating into higher estimates for corn acreage in 2012 compared to 2011, which, in turn, is expected to generate greater nutrient demand. In recent weeks, we have seen increased interest as the spring application season approaches.

We continue to see good demand in the industrial potash market. This is primarily a result of the increased rig count in the oil and gas drilling markets we serve as well as the continued expansion of drilling and fracture stimulation work in profitable oil, natural gas and liquids-rich plays.

Capital Investment

Total capital investment for the full year 2011 was $136.3 million. During the fourth quarter, Intrepid continued to make significant progress on a number of major capital projects, investing approximately $38.1 million. The fourth quarter saw a high level of investment with the substantial completion of construction of the Wendover compactor and the DMS plant that is part of the LRIP. The total investment for the LRIP remains at approximately $85 to $90 million, with approximately $71.7 million invested as of the end of 2011.

Looking forward, total capital investment in 2012 is estimated to be between $225 and $300 million, including the completion of construction of the LRIP granulation plant, and the anticipated start of construction for both the HB Solar Solution mine and the new North compaction facilities. We also are planning to drill new solution mining wells in Moab to expand the existing underground horizontal cavern system. We plan to focus approximately $45 to $50 million of the total 2012 capital investment on sustaining capital and asset replacements and approximately $180 to $250 million on increasing productive and granulation capacity. The actual level of investment in 2012 will be impacted ultimately by the timing of permitting, deliveries of equipment and construction. We expect our 2012 capital programs to be funded out of cash flow and existing cash and investments.

The Environmental Impact Statement (“EIS”) review being conducted by the Bureau of Land Management for our proposed HB Solar Solution mine continues to progress. The current schedule for receiving the Record of Decision on the project remains in the first quarter of 2012. The Notice of Availability of the Final EIS was published in the Federal Register on February 3, 2012. The anticipated capital investment for the project is $200 to $230 million. Intrepid has invested $31.6 million to date in engineering, design, permitting, and certain long lead-time equipment purchases.

Intrepid is executing on its strategy to increase granulation capacity for both potash and Trio®. Additional granulation capacity will allow us to right-size our production of granular and standard products to enhance our sales opportunities and to capture the best margin for both potash and Trio®.

•
The North compaction project is designed to increase the capacity of the North plant to handle all of the anticipated production from the HB Solar Solution mine project and the planned expansions of mining and milling capacity at the West facility. This project is expected to be completed in two phases to coincide with these production increases, with completion of the first phase planned for early 2013 and completion of the second phase planned for 2014. Assuming the necessary permits are obtained on a timely basis, we will begin construction in the second quarter of 2012. Total capital investment for the project is expected to be approximately $95 to $100 million, of which approximately $10.1 million has been invested to date.

•
Further, our planned granulation plant component of LRIP will provide us with the capacity to produce granular product from all of our standard-sized Trio® product as needed to satisfy market demand. Construction of this plant is progressing well, and we expect to begin commissioning early in the second quarter of 2012.

Fourth Quarter Results and Recent Performance

Income before income taxes for the fourth quarter of 2011 was $35.3 million compared to $29.6 million in the fourth quarter of 2010. Cash flows from operating activities were $44.3 million for the fourth quarter of 2011 compared to $46.8 million for the fourth quarter of 2010. Adjusted net income4 for the fourth quarter of 2011 was $21.0 million compared to adjusted net income of $17.9 million in the same period last year.

Potash

During the fourth quarter of 2011, Intrepid produced 197,000 tons of potash and sold 183,000 tons of potash compared to 224,000 tons produced and 216,000 tons sold in the fourth quarter of 2010. The difference in production results for the quarter reflects the progress associated with the tie-ins related to the LRIP at the East facility in Carlsbad, New Mexico, discussed more fully below, and the commissioning of the compaction project at our Wendover, Utah facility. As we experienced downtime at our East facility related to the tie-in of the DMS plant of the LRIP while still incurring production costs, our production costs per ton from the East facility were higher and, therefore, we expect higher cash operating cost of goods sold per ton in early 2012 as we sell through the inventory of product produced from the East plant during late 2011 and into early 2012.

Langbeinite - Trio®

4 Adjusted net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

Demand for Trio® remained strong and we once again finished the quarter with very low inventory levels for both granular and standard-sized Trio® product. We expect demand to remain strong into 2012 as the market currently remains under-supplied. We anticipate increased Trio® production once the DMS plant is fully commissioned, which should result in increased sales volumes of Trio® in 2012. Based on this strong demand, we raised the posted F.O.B. price of granular Trio® to $340 a ton on January 30, 2012. For the 28,000 tons of Trio® sold in the fourth quarter of 2011, we obtained an average net realized sales price of $287 per ton, which was $36 per ton higher than in the third quarter of 2011. This compares to 27,000 tons of Trio® sold at an average net realized sales price of $222 per ton in the prior year's fourth quarter. The sequential improvement in Trio® pricing in the fourth quarter of 2011 resulted from realization of the price increases implemented in November 2011, strong domestic demand for granular Trio®, and continued price improvements in the export markets for both standard and granular Trio®.

Full Year 2011 Results

Income before income taxes for the full year 2011 was $175.3 million compared to $75.0 million for the full year 2010. Cash flows from operating activities were $173.9 million for the full year 2011 compared to $123.3 million for the full year 2010. Adjusted net income for the full year 2011 was $93.0 million compared to adjusted net income of $45.6 million in the same period last year.

Potash

For the full year 2011, Intrepid produced 813,000 tons of potash and sold 793,000 tons of potash. This compares to 727,000 tons produced and 810,000 tons sold in the full year 2010. The average net realized sales price for potash for 2011 increased to $472 per ton ($520 per metric tonne) compared to $363 per ton ($400 per metric tonne) for the full year 2010. Production in 2011 was higher primarily due to producing at full production levels in 2011 whereas, in 2010, we were adding production during the first half of the year following the market-driven production reductions that started in 2009. In addition, we realized the benefit of capital invested in 2010 and commissioned in 2011 through higher production from additional mining panels in Carlsbad. Additionally, these same factors had a positive influence on our per unit cash operating cost of goods sold in 2011 as compared to 2010.

For 2011, our cash operating cost of goods sold for potash, net of by-product credits of $8 per ton, was $173 per ton compared to $184 per ton, net of by-product credits of $8 per ton, for the full year 2010. The improvement was largely due to higher production rates as fixed production costs were spread over more tons produced. This was offset by an increase in depreciation per ton due to an increase in capital projects completed late in 2010 and during 2011.
Langbeinite - Trio®

For 2011, we produced 141,000 tons of langbeinite compared to 159,000 tons in 2010. For 2011, Intrepid sold 173,000 tons of Trio® at an average net realized sales price of $236 per ton ($260 per metric tonne) as compared to 204,000 tons at an average net realized sales price of

$174 per ton ($192 per metric tonne) in 2010. The increase in cost of goods sold on a per ton basis is due to lower production volumes in 2011 over which production costs are allocated and, as a result, our per ton production costs increased over those in 2010.

Other Financial Information and 2012 Outlook

In October 2011, Intrepid determined that it would terminate the Moab Salt, LLC Employees' Pension Plan, a defined benefit pension plan. We plan to fund our remaining liability under this plan in 2012, with the funding obligation amount contingent on precise timing of the plan termination and participant settlement obligations. We expect to record the additional expense associated with fully funding the plan at termination during 2012.

Following analysis of changes in business conditions and tax laws of the states in which we operate, we increased our estimate of the future blended state tax rate. This change in estimate results in an increase of the value of the net deferred tax asset by approximately $3.7 million. The increase in the value of the deferred tax asset generated a reduction in the deferred tax expense for the year ended December 31, 2011, of $3.7 million, and decreased the effective tax rate for the 2011 income tax expense to 37.6 percent. Our effective tax rate for the period ending December 31, 2011 was 39.7 percent, before the impact of this revaluation. We expect our estimated effective tax rate in 2012 to be between 37.5 and 39 percent.

Our outlook for the first quarter and full year 2012 related to our production, sales, cash cost of goods sold, total cost of goods sold, selling and administrative expense and our capital investment plan is presented below. This information is our best estimate at the current time and will be impacted by market conditions, results of operations and production results. Please note that outlook information is only provided on a full year basis for capital investment.

	Three Months Ended	Year Ended
	March 31, 2012	December 31, 2012
Potash
Production (tons)	190,000 - 210,000	790,000 - 830,000
Sales (tons)	190,000 - 220,000	850,000 - 900,000
Cash COGS, net of by-product credit ($/ton)	$190 - $205	$175 - $195

Total COGS ($/ton)	$250 - $265	$235 - $255

Trio®
Production (tons)	25,000 - 35,000	220,000 - 260,000
Sales (tons)	20,000 - 30,000	220,000 - 260,000
Cash COGS ($/ton)*	$230 - $245	$120 - $140

Total COGS ($/ton)*	$300 - $315	$160 - $180

Other
Selling and Administrative	$8 - $10 million	$33 - $35 million

Capital Investment	—	$225 - $300 million
* Due to commissioning of the LRIP costs for Trio® are expected to be above normal during the first quarter of 2012.
* * * * * * * * * * *

Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab. Intrepid's website address is www.intrepidpotash.com.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many of our international competitors use, equals 1,000 kilograms or 2,204.68 pounds.

Since Adjusted net income and Adjusted EBITDA are non-GAAP financial measures, we make reference to their respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release and the associated financial tables provide the details to reconcile these numbers to U.S. GAAP line items. Average net realized sales price and cash operating cost of goods sold are defined in the text of this release and the associated financial tables provide additional details regarding these operating measures.

Conference Call Information

The conference call to discuss fourth quarter 2011 results is scheduled for Thursday, February 16, 2012, at 8:00 a.m. MST (10:00 a.m. EST). The call participation number is (800) 319-4610. A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413. International participants can dial (412) 858-4600 to take part in the conference call and can access a replay of the call at (412) 317-0088. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. In addition, the press release announcing fourth quarter 2011 results will be available on the Intrepid website before the call under

"Investor Relations - Press Releases." An audio recording of the conference call will be available at www.intrepidpotash.com through March 17, 2012.

* * * * * * * * * * *
Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding our financial outlook, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include:

•	changes in the price of potash or Trio®;

•	operational difficulties at our facilities that limit production of our products;

•	interruptions in rail or truck transportation services;

•	our ability to hire and retain qualified employees;

•	changes in demand or supply for potash or Trio®/langbeinite;

•	changes in our reserve estimates;

•
the cost and our ability to successfully execute the projects that are essential to our business strategy, which includes construction and commissioning, including the development of the HB Solar Solution mine as a solution mine and the further development of our langbeinite recovery and granulation assets;

•	adverse weather events at our facilities, including events affecting net evaporation rates at our solar solution mining operations;

•	changes in the prices of our raw materials, including the price of chemicals, natural gas and power;

•	fluctuations in the costs of transporting our products to customers;

•	changes in labor costs and availability of labor with mining expertise;

•	the impact of federal, state or local government regulations, including environmental and mining regulations, and the enforcement of these regulations;

•	obtaining permitting for applicable federal and state agencies related to the construction and operation of assets;

•	competition in the fertilizer industry;

•	declines in U.S. or world agricultural production;

•	declines in use by the oil and gas industry of potash products in drilling operations;

•	changes in economic conditions;

•	our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements;

•	disruption in credit markets;

•	our ability to secure additional federal and state potash leases to expand our existing mining operations;

•	governmental policy changes that may adversely affect our business; and

•	the other risks and uncertainties detailed in our periodic filings with the U.S. Securities and Exchange Commission.

The forward-looking statements contained in this document speak only as of the date of this press release, February 15, 2012. Subsequent events and developments may cause our forward-looking statements to change, and we will not undertake efforts to update or revise publicly any forward-looking statements to reflect new information or future events or circumstances after this date.

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

	Three Months Ended December 31,
	2011	2010
Production volume (in thousands of tons):
Potash	197	224
Langbeinite	31	31
Sales volume (in thousands of tons):
Potash	183	216
Trio®	28	27

Gross sales (in thousands):
Potash	$94,706	$88,567
Trio®	9,897	7,589
Total	104,603	96,156
Freight costs (in thousands):
Potash	4,124	4,911
Trio®	1,895	1,670
Total	6,019	6,581
Net sales (in thousands):
Potash	90,582	83,656
Trio®	8,002	5,919
Total	$98,584	$89,575

Potash statistics (per ton):
Average net realized sales price	$497	$386
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	194	166
Depreciation, depletion, and amortization	39	26
Royalties	18	14
Total potash cost of goods sold	$251	$206
Warehousing and handling costs	16	11
Average potash gross margin (exclusive of costs associated with abnormal production)	$230	$169

Trio® statistics (per ton):
Average net realized sales price	$287	$222
Cash operating cost of goods sold (exclusive of items shown separately below)	187	141
Depreciation, depletion, and amortization	27	19
Royalties	14	11
Total Trio® cost of goods sold	$228	$171
Warehousing and handling costs	17	13
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$42	$38

•
On a per ton basis, by-product credits were $11 and $7 for the fourth quarter of 2011, and 2010, respectively. By-product credits were $2.0 million and $1.5 million for the fourth quarter of 2011, and 2010, respectively. There were no costs associated with abnormal production for the fourth quarter of 2011 or 2010.

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2011 AND 2010

	Year Ended December 31,
	2011	2010
Production volume (in thousands of tons):
Potash	813	727
Langbeinite	141	159
Sales volume (in thousands of tons):
Potash	793	810
Trio®	173	204

Gross sales (in thousands):
Potash	$392,331	$312,088
Trio®	50,623	47,216
Total	442,954	359,304
Freight costs (in thousands):
Potash	18,470	18,021
Trio®	9,869	11,730
Total	28,339	29,751
Net sales (in thousands):
Potash	373,861	294,067
Trio®	40,754	35,486
Total	$414,615	$329,553

Potash statistics (per ton):
Average net realized sales price	$472	$363
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	173	184
Depreciation, depletion, and amortization	33	26
Royalties	17	13
Total potash cost of goods sold	$223	$223
Warehousing and handling costs	14	11
Average potash gross margin (exclusive of costs associated with abnormal production)	$235	$129

Trio® statistics (per ton):
Average net realized sales price	$236	$174
Cash operating cost of goods sold (exclusive of items shown separately below)	176	127
Depreciation, depletion, and amortization	22	17
Royalties	12	9
Total Trio® cost of goods sold	$210	$153
Warehousing and handling costs	15	10
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$11	$11

•
On a per ton basis, by-product credits were $8 for both the year ended December 31, 2011, and 2010, respectively. By-product credits were $6.0 million and $6.4 million for the year ended December 31, 2011, and 2010, respectively. Costs associated with abnormal production were zero and $0.5 million for the year ended December 31, 2011, and 2010, respectively.

INTREPID POTASH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Sales	$104,603	$96,156	$442,954	$359,304
Less:
Freight costs	6,019	6,581	28,339	29,751
Warehousing and handling costs	3,410	2,747	14,027	10,683
Cost of goods sold	52,413	49,182	213,670	211,663
Costs associated with abnormal production	—	—	—	470
Other	3	—	698	666
Gross Margin	42,758	37,646	186,220	106,071

Selling and administrative	7,673	8,101	31,807	29,122
Accretion of asset retirement obligation	184	176	750	704
Insurance settlements income from
property and business losses	—	—	(12,500)	—
Other (income) expense	90	167	(7,714)	911
Operating Income	34,811	29,202	173,877	75,334

Other Income (Expense)
Interest expense, including realized and
unrealized derivative gains and losses	(192)	(51)	(869)	(1,513)
Interest income	499	340	1,730	819
Other income	183	107	523	403
Income Before Income Taxes	35,301	29,598	175,261	75,043

Income Tax Expense	(10,384)	(11,420)	(65,850)	(29,758)
Net Income	$24,917	$18,178	$109,411	$45,285

Weighted Average Shares Outstanding:
Basic	75,203,865	75,105,713	75,180,714	75,084,431
Diluted	75,291,162	75,215,445	75,281,050	75,154,251
Earnings Per Share:
Basic	$0.33	$0.24	$1.46	$0.60
Diluted	$0.33	$0.24	$1.45	$0.60

INTREPID POTASH, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2011 AND DECEMBER 31, 2010
(In thousands, except share and per share amounts)

	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$73,372	$76,133
Short-term investments	97,242	45,557
Accounts receivable:
Trade, net	29,304	23,767
Other receivables	6,898	1,161
Refundable income taxes	4,493	6,543
Inventory, net	55,390	48,094
Prepaid expenses and other current assets	5,015	4,016
Current deferred tax asset	4,931	3,551
Total current assets	276,645	208,822

Property, plant, and equipment, net of accumulated depreciation
of $98,654 and $66,615, respectively	387,423	285,920
Mineral properties and development costs, net of accumulated
depletion of $9,773 and $8,431, respectively	33,482	34,372
Long-term parts inventory, net	9,559	7,121
Long-term investments	6,180	21,298
Other assets	3,949	5,311
Non-current deferred tax asset	215,632	266,040
Total Assets	$932,870	$828,884

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$20,900	$17,951
Related parties	134	126
Accrued liabilities	14,795	17,153
Accrued employee compensation and benefits	12,370	8,597
Other current liabilities	1,476	1,578
Total current liabilities	49,675	45,405

Asset retirement obligation	9,708	9,478
Deferred insurance proceeds	—	11,700
Other non-current liabilities	2,354	4,460
Total Liabilities	61,737	71,043

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares
authorized; and 75,207,533 and 75,110,875 shares
outstanding at December 31, 2011 and 2010, respectively	75	75
Additional paid-in capital	564,285	559,675
Accumulated other comprehensive loss	(1,431)	(702)
Retained earnings	308,204	198,793
Total Stockholders' Equity	871,133	757,841
Total Liabilities and Stockholders' Equity	$932,870	$828,884

INTREPID POTASH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$24,917	$18,178	$109,411	$45,285
Deferred income taxes	6,414	11,310	49,028	30,665
Insurance settlements income from property and business losses	—	—	(12,500)	—
Items not affecting cash:
Depreciation, depletion, amortization, and accretion	9,744	7,629	35,787	27,715
Stock-based compensation	1,208	923	4,984	4,016
Unrealized derivative gain	(376)	(447)	(1,289)	(620)
Other	955	253	2,520	1,010
Changes in operating assets and liabilities:
Trade accounts receivable	4,858	13,272	(5,537)	(4,598)
Other receivables	4,091	711	(5,743)	(690)
Refundable income taxes	2,603	(253)	2,051	2,821
Inventory	(2,738)	(1,925)	(9,734)	13,883
Prepaid expenses and other assets	1,924	891	1,383	(1,418)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(8,018)	(3,704)	5,225	6,661
Other liabilities	(1,325)	(53)	(1,717)	(1,436)
Net cash provided by operating activities	44,257	46,785	173,869	123,294

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(34,764)	(28,978)	(135,700)	(86,822)
Additions to mineral properties and development costs	(634)	(1,349)	(1,414)	(1,571)
Proceeds from insurance settlements from property and business losses	—	—	806	1,576
Purchases of investments	(23,671)	(19,242)	(102,031)	(81,151)
Proceeds from investments	20,758	12,174	63,537	31,672
Other	—	12	—	12
Net cash used in investing activities	(38,311)	(37,383)	(174,802)	(136,284)

Cash Flows from Financing Activities:
Debt issuance costs	—	—	(1,454)	—
Employee tax withholding paid for restricted stock upon vesting	(40)	(44)	(1,117)	(771)
Excess income tax benefit from stock-based compensation	(21)	—	413	—
Proceeds from exercise of stock options	—	83	330	102
Net cash (used in) provided by financing activities	(61)	39	(1,828)	(669)

Net Change in Cash and Cash Equivalents	5,885	9,441	(2,761)	(13,659)
Cash and Cash Equivalents, beginning of period	67,487	66,692	76,133	89,792
Cash and Cash Equivalents, end of period	$73,372	$76,133	$73,372	$76,133

Supplemental disclosure of cash flow information
Net cash paid (received) during the period for:
Interest, including settlements on derivatives	$183	$559	$1,348	$2,133
Income taxes	$895	$340	$13,878	$(3,668)
Accrued purchases for property, plant, and equipment, and mineral properties and development costs	$17,350	$18,051	$17,350	$18,051

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010
(In thousands)

    Adjusted net income is calculated as net income adjusted for significant non-cash and infrequent items. Examples of non-cash and infrequent items include insurance settlements from property and business losses, a portion of the income associated with the refundable employment-related credits from the State of New Mexico, non-cash unrealized gains or losses associated with derivative adjustments, costs associated with abnormal production and other infrequent items. The non-GAAP measure of Adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid's fundamental business on a recurring basis. In addition, management believes that the concept of Adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP. Since Adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure, to Adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net Income	$24,917	$18,178	$109,411	$45,285
Adjustments
Insurance settlements income from property
and business losses	—	—	(12,500)	—
Income associated with New Mexico
refundable employment-related credit **	—	—	(7,922)	—
Unrealized derivative gain	(376)	(447)	(1,289)	(620)
Costs associated with abnormal production	—	—	—	470
Other	3	—	698	666
Calculated tax effect *	148	177	8,342	(204)
Change in blended state tax rate to value deferred tax asset	(3,699)	—	(3,699)	—
Total adjustments	(3,924)	(270)	(16,370)	312
Adjusted Net Income	$20,993	$17,908	$93,041	$45,597

*Estimated annual effective tax rate of 39.7 percent for 2011 and 39.6 percent for 2010.
**Included in "Other operating (income) loss" line item.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED EBITDA RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010
(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is computed as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion. This non-GAAP measure is presented because management believes it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We use Adjusted EBITDA to evaluate the effectiveness of our business strategies. In addition, Adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP. Since Adjusted EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the Adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net Income	$24,917	$18,178	$109,411	$45,285
Interest expense, including realized and
unrealized derivative gains and losses	192	51	869	1,513
Income tax expense	10,384	11,420	65,850	29,758
Depreciation, depletion, amortization, and accretion	9,744	7,629	35,787	27,715
Total adjustments	20,320	19,100	102,506	58,986
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$45,237	$37,278	$211,917	$104,271